Exhibit 99.1

EXPRESS

Company Contact:
Matthew C. Moellering
Chief Administrative Officer &
Chief Financial Officer
(614) 474-4400

Media Contact:
Amy Hughes
Corporate Communications & Events
(614) 302-4651

Investor Contacts:
ICR, Inc.
Allison Malkin / Joseph Teklits / Jean Fontana
(203) 682-8200 / (646) 277-1220

EXPRESS, INC. REPORTS A 27% INCREASE IN THIRD QUARTER

OPERATING INCOME AND DILUTED EPS OF $0.30, EXCEEDING COMPANY GUIDANCE

•	Board approves special dividend of $0.56 per share totaling $50 million

•	Company announces plan to reduce debt by up to $25 million

•	Increases 2010 full year guidance to $1.31 - $1.37

Columbus, Ohio - December 1, 2010 - Express, Inc. (NYSE: EXPR), a specialty retail apparel chain operating 582 stores, today announced its third quarter financial results for the thirteen and thirty-nine week periods ended October 30, 2010, which compares to the same periods ended October 31, 2009.

Michael Weiss, Express, Inc.’s President and Chief Executive Officer commented: “Our strong performance continued in the third quarter, reflecting the ongoing success of our key growth pillars: store productivity and profitability, e-commerce growth, opening new stores, and international expansion. The quarter included positive comparable store sales, a 57% increase in e-commerce sales, and a 240 basis point increase in gross margin, all contributing to a 26.6% increase in operating income compared to the third quarter last year. Our results continue to validate the strength of our extensive testing regimen and ability to deliver great fashion across our customers’ varied lifestyle needs. We continue to believe there is a significant growth opportunity in front of us as we execute our expansion strategies in the near and long term. The announcement that our Board of Directors approved a $0.56 per share special dividend totaling $50 million along with authorization to reduce debt by up to $25 million reflects our commitment to return value to our shareholders recognizing that, even with the investments we will make to support our long term growth, we expect to generate significant cash flow.”

“We expect Express to maintain its fashion leadership this holiday season.” Mr. Weiss continued, “We saw a terrific response to our Thanksgiving weekend events and are excited about our opportunities as the holiday season progresses. We remain focused on the continued execution of our key strategies for the benefit of all Express stakeholders.”

Third Quarter Operating Results:

•	Net sales increased 6% to $450.6 million from $426.0 million in the third quarter of 2009, and comparable store sales increased 2%;

•	Gross margin increased approximately 240 bps to 36.5% compared to 34.1% in the third quarter of 2009;

•

General, administrative, and store operating (GA&O) expenses totaled $111.3 million, or 24.7% of net sales. This compares to GA&O expenses of $101.0 million, or 23.7% of net sales, in the third quarter of 2009;

•	Other operating expense, net was $0.8 million, or 0.2% of net sales. This compares to other operating expense, net of $3.1 million, or 0.7% of net sales, in the third quarter of 2009;

•	Operating income increased 26.6% to $52.2 million, or 11.6% of net sales, compared to $41.3 million, or 9.7% of net sales, in the third quarter of 2009;

•	Interest expense totaled $7.6 million compared to $13.4 million in the third quarter of 2009;

•

Tax expense was $18.4 million at an effective tax rate of approximately 41.2% compared to tax expense of $0.3 million at an effective tax rate of approximately 1.1% in the third quarter last year as a result of the Company’s conversion to a corporation in connection with its initial public offering completed on May 18, 2010;

•

Net income was $26.3 million, or $0.30 per diluted share on 88.7 million weighted average shares outstanding. This compares to net income of $28.5 million, or $0.37 per diluted share on 77.0 million weighted average shares outstanding, in the third quarter of 2009; and

•

Net income, adjusted for costs related to the anticipated secondary public offering (see Schedule 4 for discussion of non-GAAP measures), was $26.4 million, or $0.30 per diluted share, for the third quarter of 2010.

Thirty-Nine Week Operating Results:

•	Net sales increased 9.4% to $1.3 billion from $1.2 billion in the prior year period, and year-to-date comparable store sales increased 6%;

•	Gross margin increased approximately 450 bps to 35.2% compared to 30.7% in the prior year period;

•

General, administrative, and store operating (GA&O) expenses totaled $325.2 million, or 25.3% of net sales, and included $2.7 million in one-time costs related to the Senior Notes offering completed on March 5, 2010 and initial public offering completed on May 18, 2010 and $0.2 million of costs associated with the anticipated secondary offering. This compares to GA&O expenses of $285.3 million, or 24.3% of net sales, in the prior year period;

•

Other operating expense, net was $17.8 million, or 1.4% of net sales, and included a $13.3 million one-time termination fee paid to Golden Gate Capital and Limited Brands related to the advisory arrangements in connection with the initial public offering. This compares to other operating expense, net of $6.5 million, or 0.6% of net sales, in the prior year period;

•	Operating income increased 58.6% to $108.5 million, or 8.5% of net sales, compared to $68.5 million, or 5.8% of net sales, in the prior year period;

•

Interest expense totaled $51.7 million and included $20.8 million of one-time costs associated with the loss on extinguishment of debt related to the prepayment of debt in connection with the Senior Notes offering and initial public offering compared to interest expense of $40.2 million in the prior year period;

•

Tax benefit was $20.1 million compared to tax expense of $0.9 million in the prior year period as a result of the Company’s conversion to a corporation in connection with its initial public offering completed on May 18, 2010;

•

Net income was $79.0 million, or $0.93 per diluted share on 85.2 million weighted average shares outstanding, and included the following one-time costs and anticipated secondary offering costs after tax: (i) $2.4 million, or $0.03 per diluted share, of costs related to the Senior Notes offering, initial public offering, and anticipated secondary offering; (ii) $8.0 million, or $0.09 per diluted share, of fees paid to Golden Gate Capital and Limited Brands related to the termination of advisory arrangements in connection with the initial public offering; and (iii) $15.3 million, or $0.18 per diluted share, of interest expense associated with the loss on extinguishment of debt. These one-time costs and anticipated secondary offering costs were entirely offset by a one-time tax benefit of $31.8 million, or $0.37 per diluted share, recognized in connection with the Company’s conversion to a corporation. This compares to net income of $29.3 million, or $0.39 per diluted share on 75.1 million weighted average shares outstanding, in the prior year period; and

•

Net income, adjusted for items noted above related to the Senior Notes offering, initial public offering, and anticipated secondary offering (see Schedule 4 for discussion of non-GAAP measures), was $72.9 million, or $0.86 per diluted share.

Third Quarter Balance Sheet Highlights:

•	Cash and cash equivalents totaled $81.8 million compared to $158.4 million at the end of the third quarter of 2009;

•

Inventories were $240.3 million compared to $225.7 million at the end of the third quarter of 2009. Inventory per square foot, excluding e-commerce merchandise, increased approximately 4% over October 31, 2009. This compares to a decrease in inventory per square foot of approximately 18% in the same period of the prior year; and

•

Total debt declined by $49.3 million to $367.6 million at the end of the third quarter of 2010 versus the comparable period last year, primarily driven by the early repayment of approximately $300 million of term loans, partially offset by the $250 million Senior Notes offering in the first quarter of 2010.

Store Expansion:

During the third quarter of 2010, the Company opened 5 new stores in the United States, ending the quarter with 582 stores and approximately 5.1 million gross square feet in operation. In the fourth quarter of 2010, the Company plans to open 9 additional stores and close 1 existing location in the United States, ending the year with 590 locations and approximately 5.1 million gross square feet in operation.

Special Dividend and Authorized Debt Reduction:

As part of its ongoing commitment to return value to shareholders, the Company announced today that its Board of Directors declared a special dividend of $0.56 per share, totaling $50 million. The special dividend will be paid on December 23, 2010 to shareholders of record at the close of business on December 16, 2010. In conjunction with this approval the Board of Directors also authorized a debt reduction of up to $25 million.

The Company expects to end the fiscal year with at least $95 million in cash and cash equivalents after the payment of the special dividend and debt reduction.

2010 Guidance:

Tax Rate:

The Company estimates that its effective tax rate for the period from May 2, 2010 through January 29, 2011 will be approximately 40.9%. This compares to an effective tax rate of approximately 2.0% last year, as a result of the Company’s conversion to a corporation in connection with its initial public offering.

Fourth Quarter:

The Company currently expects fourth quarter 2010 comparable store sales to increase in the low to mid single digits compared to an increase of 4% in the fourth quarter of 2009. Net income, adjusted for costs associated with the anticipated secondary offering, is expected in the range of $40 million to $45 million, or $0.45 to $0.51 per diluted share on 88.7 million shares outstanding. This compares to net income of $46.0 million, or $0.60 per diluted share on 77.1 million shares outstanding in the fourth quarter of 2009. This guidance excludes the impact of expenses related to the anticipated debt reduction.

Full Year 2010:

The Company continues to expect 2010 comparable store sales to increase mid-single digits compared to a decrease of 6% in 2009. The Company now expects net income, adjusted for one-time items related to the Senior Notes offering and initial public offering and costs associated with the anticipated secondary offering, (see Schedule 4 for discussion of non-GAAP measures), in the range of $113 million to $118 million, or $1.31 to $1.37 per diluted share on 86.1 million shares outstanding, versus net income of $75.3 million, or $1.00 per diluted share on 75.6 million weighted average shares outstanding in 2009. This is an increase to the Company’s previous full year guidance of $1.27 to $1.33 per diluted share. This guidance excludes the impact of expenses related to the anticipated debt reduction.

Conference Call Information:

A conference call to discuss third quarter results is scheduled for today, December 1, 2010, at 4:30 p.m. Eastern Standard Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-0784 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.express.com/investor and remain available for 30 days. A replay of the conference call will be available until 11:59 p.m. (EST) on December 8, 2010 and can be accessed by dialing (877) 870-5176 and conference ID number 361246.

About Express, Inc.:

Express is the sixth largest specialty retail brand of women’s and men’s apparel in the United States. The Company has 30 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions. The Company currently operates 582 retail stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States and in Puerto Rico, and also distributes its products through the Company’s e-commerce website, express.com.

Forward-Looking Statements:

Certain statements are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and may herein include, but are not limited to, statements regarding expected net income, comparable store sales, earnings per diluted share, effective tax rates, and store expansion and closures. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, customer preferences and other related factors; (3) fluctuations in our sales and results of operations on a seasonal basis and due to store events, promotions and a variety of other factors; (4) increased competition from other retailers; (5) the success of the malls and shopping centers in which our stores are located; (6) our dependence upon independent third parties to manufacture all of our merchandise; (7) our growth strategy, including our international expansion plan; (8) our dependence on a strong brand image; (9) our dependence upon key executive management; (10) our reliance on Limited Brands to provide us with certain key services for our business; (11) our substantial indebtedness and lease obligations; and (12) increased costs as a result of being a public company. Additional information concerning these and other factors can be found in Express, Inc.’s filings with the Securities and Exchange Commission, including its Registration Statement on Form S-1 (File No. 333-170499), as amended, quarterly reports on Form 10-Q, and current reports on Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Schedule 1

Express, Inc.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	October 30, 2010	January 30, 2010	October 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$81,780	$234,404	$158,395
Receivables, net	7,104	4,377	3,179
Inventories	240,333	171,704	225,697
Prepaid minimum rent	21,696	20,874	21,005
Other	17,139	5,289	7,835

Total current assets	368,052	436,648	416,111

Property and equipment, net	215,890	215,237	225,824

Tradename/domain name	197,414	197,414	197,394
Deferred tax assets	29,143	—	—
Other assets	22,711	20,255	22,208

Total assets	$833,210	$869,554	$861,537

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$76,178	$61,093	$54,641
Deferred revenue	15,829	22,247	14,309
Accrued bonus	3,864	22,541	12,568
Accrued expenses	82,538	73,576	72,121
Accounts payable and accrued expenses – related parties	96,513	89,831	127,829

Total current liabilities	274,922	269,288	281,468

Long-term debt	366,389	415,513	415,671
Other long-term liabilities	61,520	43,300	36,482

Total liabilities	702,831	728,101	733,621

Total stockholders’ equity	130,379	141,453	127,916

Total liabilities and stockholders’ equity	$833,210	$869,554	$861,537

Schedule 2

Express, Inc.

Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 30, 2010	October 31, 2009	October 30, 2010	October 31, 2009
Net sales	$450,577	$426,046	$1,284,316	$1,174,227
Cost of goods sold, buying and occupancy costs	286,254	280,700	832,770	813,998

Gross profit	164,323	145,346	451,546	360,229
Operating expenses:
General, administrative, and store operating expenses	111,309	101,019	325,155	285,259
Other operating expense, net	799	3,070	17,844	6,514

Total operating expenses	112,108	104,089	342,999	291,773

Operating income	52,215	41,257	108,547	68,456

Interest expense	7,570	13,357	51,699	40,204
Other income, net	(63)	(897)	(1,980)	(1,981)

Income before income taxes	44,708	28,797	58,828	30,233
Income tax expense (benefit)	18,407	330	(20,148)	923

Net income	$26,301	$28,467	$78,976	$29,310

Earnings per share:
Basic	$0.30	$0.38	$0.94	$0.39
Diluted	$0.30	$0.37	$0.93	$0.39

Weighted average shares outstanding:
Basic	88,340	74,774	84,352	74,375
Diluted	88,680	77,005	85,173	75,119

Schedule 3

Express, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Thirty-Nine Weeks Ended
	October 30, 2010	October 31, 2009
Cash flows from operating activities:

Net income	$78,976	$29,310

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	51,483	55,531
Loss on disposal of property and equipment	1,453	307
Impairment charge	—	947
Bad debt expense	—	2,261
Non-cash interest expense	—	132
Change in fair value of interest rate swap	(1,968)	(1,577)
Share-based compensation	4,411	1,510
Non-cash loss on extinguishment of debt	8,781	—
Deferred taxes	(32,527)	—
Changes in operating assets and liabilities:
Receivables, net	(2,288)	5,995
Inventories	(68,629)	(55,495)
Accounts payable, deferred revenue, and accrued expenses	(716)	18,203
Accounts payable and accrued expenses – related parties	6,682	27,817
Other assets and liabilities	5,199	2,343

Net cash provided by operating activities	50,857	87,284

Cash flows from investing activities:
Capital expenditures	(41,950)	(22,883)

Net cash used in investing activities	(41,950)	(22,883)

Cash flows from financing activities:
Borrowings under Senior Notes	246,498	—
Net proceeds from equity offering	166,898	—
Repayments of short-term debt arrangements	—	(75,000)
Repayments of long-term debt arrangements	(300,938)	(7,118)
Costs incurred in connection with debt arrangements and Senior Notes	(12,124)	—
Costs incurred in connection with equity offering	(6,498)	—
Repurchase of equity units	—	(3)
Repayment of notes receivable	5,633	—
Distributions	(261,000)	—

Net cash used in financing activities	(161,531)	(82,121)

Net decrease in cash and cash equivalents	(152,624)	(17,720)
Cash and cash equivalents, beginning of period	234,404	176,115

Cash and cash equivalents, end of period	$81,780	$158,395

Schedule 4

Supplemental Information - Consolidated Statements of Income

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share data)

(Unaudited)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures: adjusted net income and adjusted earnings per diluted share. We believe that these non-GAAP measures provide meaningful information to assist shareholders in understanding our financial results and assessing our prospects for future performance. Management believes adjusted net income and adjusted earnings per diluted share are important indicators of our operations because it excludes items that may not be indicative of, or are unrelated to, our core operating results, and provide a better baseline for analyzing trends in our underlying business. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported net income and earnings per diluted share. These non-GAAP financial measures reflect an additional way of viewing an aspect of our operations that, when viewed with our GAAP results and the below reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of our business. We strongly encourage investors and shareholders to review our financial statements and publicly-filed reports in their entirety and not rely on any single financial measure.

Schedule 4 (Continued)

Adjusted Net Income and Adjusted Earnings Per Diluted Share

(In thousands, except per share amounts)

The tables below reconcile the non-GAAP financial measures, actual and projected adjusted net income and actual and projected adjusted earnings per diluted share, with the most directly comparable GAAP financial measures, actual and projected reported net income and actual and projected reported earnings per diluted share.

	Thirteen Weeks Ended October 30, 2010
	Net Income	Earnings per Diluted Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$26,301	$0.30	88,680
Anticipated Secondary Offering Costs (a) *	102	—

Adjusted Non-GAAP Measure	$26,403	$0.30

	Thirty-Nine Weeks Ended October 30, 2010
	Net Income	Earnings per Diluted Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$78,976	$0.93	85,173
Transaction and Anticipated Secondary Offering Costs (a) (b) *	2,446	0.03
Advisory/LLC Fees (c) *	8,013	0.09
Interest Expense (d) *	15,259	0.18
Non-Cash Tax Benefit (e)	(31,807)	(0.37)

Adjusted Non-GAAP Measure	$72,887	$0.86

	Thirteen Weeks Ended January 29, 2011

	Projected Net Income	Projected Earnings per Diluted Share	Projected Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$42,016	$0.47	88,687
Anticipated Secondary Offering Costs (a) *	597	0.01

Adjusted Non-GAAP Measure (f)	$42,613	$0.48

	Fifty-Two Weeks Ended January 29, 2011

	Projected Net Income	Projected Earnings per Diluted Share	Projected Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$120,992	$1.40	86,051
Transaction and Anticipated Secondary Offering Costs (a) (b) *	3,043	0.04
Advisory/LLC Fees (c) *	8,013	0.09
Interest Expense (d) *	15,259	0.18
Non-Cash Tax Benefit (e)	(31,807)	(0.37)

Adjusted Non-GAAP Measure (f)	$115,500	$1.34

Schedule 4 (Continued)

(a)	Includes transaction costs related to the anticipated secondary offering of shares
(b)	Includes transaction costs related to the Senior Notes offering and initial public offering
(c)	Includes fees paid to Golden Gate Capital and Limited Brands, Inc. for terminating advisory arrangements
(d)	Includes prepayment penalty and accelerated amortization of debt financing costs and debt discount related to the early repayment of the Topco Term B Loan and Topco Term C Loan
(e)	Represents one-time non-cash tax benefit in connection with the conversion to a corporation
(f)	Amounts reflect the mid-point of the guidance range
*	Items were tax affected at 1.2% for the thirteen weeks ended May 1, 2010 and at our statutory rate of 39.9% for the thirteen weeks ended July 31, 2010, October 30, 2010, and January 29, 2011